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CONFIDENTIALITY AGREEMENT                          FLEET NATIONAL BANK
                                                    ONE FEDERAL STREET
                                                      BOSTON, MA 02211
PRIVATE & CONFIDENTIAL                            PHONE:  617-346-4394
----------------------                              FAX:  617-346-0091
Mr. Walt Lifsey
Vice President
Government & Space Products                            August 23, 1999
International Rectifier
233 Kansas
El Segundo, CA 90245

Dear Mr. Lifsey:

     As a condition to your being furnished information in connection with your consideration of a possible transaction involving our client, a company engaged in the business of manufacturing and distributing power semiconductors (the "Company"), you agree to treat information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term Evaluation Material does not include information which (i) is already in your possession without any obligation of confidentiality, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents, or advisors, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with, or other obligation of secrecy to the Company or another party with respect to the Evaluation Material, (iv) is independently developed by you, provided the person or persons developing same have not had access to the Evaluation Material, or (v) is required to be disclosed pursuant to judicial, administrative, governmental, or regulatory order.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that, except as required by law or legal process, the Evaluation Material will be kept confidential by you and your advisors; provided, however, that
(i) any information contained in the Evaluation Material may be disclosed to your directors, officers and employees and to representatives of your advisors who need to know such information for the purpose of evaluating a possible transaction between the Company and you (it being understood that such directors, officers, and employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing.

     In addition, without the prior written consent of the Company and except as required by law or legal process, you will not, and will direct such directors, officers, and employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

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August 23, 1999
Page 2

     In the event that you or your representatives are required by law or legal process to disclose all or any part of the information contained in the Evaluation Material or the fact that discussions or negotiations are taking place, you agree to immediately notify the Company of the existence, terms and circumstances surrounding such a request so that it may seek an appropriate protective order prior to your disclosure of such information.

     Although the Company has endeavored to include in the Evaluation
Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisors resulting from the use of the Evaluation Material.

     In the event that you do not proceed with a transaction with the Company within a reasonable time, at the request of the Company, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material.

     You agree that unless and until a definitive agreement between the Company and you with respect to a transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a transaction by virtue of this letter or any written or oral expression with respect to a transaction by any of the Company's or your stockholders, directors, officers, employees, agents or any other representatives or the Company's or your advisors or their representatives except, in the case of this letter, for the matters specifically agreed to herein.

     You agree to be responsible for enforcing the confidentiality of the Evaluation Material with respect to your affiliates, and you agree to take such action, legal or otherwise, to the extent necessary to prevent any disclosure or non-permitted use of the Evaluation Materials by any such affiliate. In the event the Company initiates any action to enforce your obligations hereunder, you agree to reimburse the Company for all costs and expenses, including reasonable attorneys' fees and expenses, incurred by it in this regard.

     It is understood and agreed that money damages may not be sufficient remedy for any breach of this letter agreement by you and that the Company may be entitled to specific performance as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this letter agreement but shall be in addition to all other remedies available at law or in equity.

     Unless you purchase the assets or the stock of the Company, you agree for a period of twelve months after the date hereof, not to actively solicit employment, directly or as a consultant, of any employee of the Company; provided, however, that general advertising announcing employment opportunities or soliciting employment candidates, or independent searches by outside consultants shall not be comprehended within the meaning of "solicit" for these purposes.

     You understand that Fleet National Bank ("Fleet") has been appointed the Company's exclusive financial advisor for the purposes of evaluating a possible transaction. You agree to direct all inquiries relating to the Company to Fleet representatives and not to contact any stockholder of the Company or any employee of the Company.

     This agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to its conflict of law principles or rules. The parties hereby consent to the jurisdiction of any state or federal court located within the Commonwealth of Massachusetts, and irrevocably agree that, subject to the Company's election, all

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August 23, 1999
Page 3

actions or proceedings arising out of or arising from this letter agreement shall be litigated in such courts. Recipient accepts, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and waive any defense of FORUM NON CONVENIENS, and hereby irrevocably agrees to be bound by any judgment rendered by any such court in connection with this agreement. All obligations under this agreement shall survive your evaluation of the Evaluation Materials and your discussions and negotiations with the Company.

     The agreement set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

     This agreement shall terminate, and its provisions be of no further force and effect, after thirty-six months from the date hereof.

     If you are in agreement with the foregoing, please have this letter executed by your authorized representative and return a copy to the undersigned.


                                     Very truly yours,

                                     FLEET NATIONAL BANK

                                     By: /s/ Mark A. Siegel
                                        ------------------------------
                                     Name:   Mark A. Siegel
                                        ------------------------------
                                     Title:  Vice President
                                        ------------------------------




Conformed and Agreed to:

INTERNATIONAL RECTIFIER

By:  /s/ Walter Lifsey
   --------------------------------------
Name:    Walt Lifsey
   --------------------------------------
Title:   V.P. Government & Space Products
   --------------------------------------
Date:    8/27/99
   --------------------------------------